Item 77.H - Change in Control of Registrant



Obtaining Control of Credit Suisse Global Sustainable Dividend Equity A

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 100,915 shares of the Fund, which represented 88.36% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 102,157 shares of the Fund which represented 95.46% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Global Sustainable Dividend Equity C

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 100,507 shares of the Fund, which represented 90.17% of the Fund. As of April 30, 2016 Merchant Holdings ("Shareholder") owned 101,360 shares of the Fund which represented 76.43% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Global Sustainable Dividend Equity I

As of October 31, 2015, Merchant Holdings ("Shareholder") owned 1,819,090 shares of the Fund, which represented 89.05% shares of the Fund. As of April 30, 2016 Shareholder owned 1,843,815 shares of the Fund which
represented 77.87% of the Fund.   Accordingly, Shareholder continues
to be a controlling person of the Fund.